Exhibit 10.3

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE MONOTYPE IMAGING HOLDINGS INC.

2010 INDUCEMENT STOCK PLAN

Name of Optionee:	Name
Address of Optionee:	Address
No. of Option Shares:	# of shares
Option Exercise Price per Share:	share price
Grant Date:	Grant Date
Expiration Date:	Grant Date + 10 years

Pursuant to the Monotype Imaging Holdings Inc. 2010 Inducement Stock Plan, as amended through the date hereof (the “Plan”), Monotype Imaging Holdings Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.001 per share (the “Stock”) of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended. This Award is intended to be an award of Stock described in Rule 5635(c)(4) of the Marketplace Rules of the NASDAQ Stock Market, Inc. and is being made to the Optionee as an inducement material to the Optionee’s entering into employment with the Company.

1. Making of Award. This award is deemed to be made on the date the key terms of the grant are communicated to the Optionee either (i) by email, (ii) in writing, or (iii) through posting in the Optionee’s online E*TRADE brokerage account with respect to Company equity awards.

2. Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Committee (as defined in Section 1 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable with respect to the following number of Option Shares on the dates indicated:

Incremental Number of Option Shares Exercisable		Exercisability Date
( %)
( %)
( %)
( %)
( %)

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

3. Manner of Exercise.

(a) The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Company of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Committee; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Committee; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; (iv) by a net exercise arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price, or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon the Company’s receipt from the Optionee of full payment for the Option Shares, as set forth above and any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.

(b) The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c) The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

(d) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

4. Termination of Employment. If the Optionee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a) Termination Due to Death. If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.

(b) Termination Due to Disability. If the Optionee’s employment terminates by reason of the Optionee’s disability (as determined by the Committee), any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, by the Optionee for a period of 12 months from the date of termination or until the Expiration Date, if earlier. The death of the Optionee during the 12-month period provided in this Section 4(b) shall extend such period for another 12 months from the date of death or until the Expiration Date, if earlier.

(c) Termination for Cause. If the Optionee’s employment terminates for Cause (as defined in the Plan), any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect.

(d) Other Termination. If the Optionee’s employment terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Committee, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

The Committee’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

7. Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Optionee may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued.

8. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

9. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time.

10. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

MONOTYPE IMAGING HOLDINGS INC.

By:
Name: Scott E. Landers
Title: Chief Executive Officer